Exhibit 99.1

Rigel Announces Fourth Quarter and Year End 2015 Financial Results

- Conference Call and Webcast Today at 5:00 PM Eastern Time -

South San Francisco, Calif. — March 8, 2016 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the fourth quarter and year ended December 31, 2015.

“Fostamatinib is our top priority for 2016 with the first results of our Phase 3 studies in immune thrombocytopenic purpura anticipated in the middle of the year,” said Raul Rodriguez, president and chief executive officer of Rigel.  “Also this year, we expect the readouts of the two other fostamatinib clinical programs, the Phase 2 in IgA nephropathy and the recently announced Phase 2 proof-of-concept study in autoimmune hemolytic anemia,” he added.

For the fourth quarter of 2015, Rigel reported a net loss of $12.7 million, or $0.14 per share, compared to a net loss of $22.3 million, or $0.25 per share, in the fourth quarter of 2014. Weighted average shares outstanding for the fourth quarters of 2015 and 2014 were 89.0 million and 87.8 million, respectively.

Contract revenues from collaborations of $8.5 million in the fourth quarter of 2015 were primarily comprised of the amortization of the $30.0 million upfront payment from Bristol-Myers Squibb (BMS), as well as a license fee from a third party pursuant to a license agreement executed in October 2015. Contract revenues from collaborations of $8.3 million in the fourth quarter of 2014 were comprised of non-refundable payments from AstraZeneca AB (AZ) as a result of its continued development of R256 in asthma.

Rigel reported total costs and expenses of $21.3 million in the fourth quarter of 2015, compared to $30.6 million in the fourth quarter of 2014. Costs and expenses in the fourth quarter of 2014 included a loss on executing a sublease, as well as stock-based compensation expense and severance costs related to the retirement of Rigel’s former chief executive officer.

For the year ended December 31, 2015, Rigel reported contract revenues from collaborations of $28.9 million and a net loss of $51.5 million, or $0.58 per basic and diluted share, compared to contract revenues from collaborations of $8.3 million and a net loss of $90.9 million, or $1.04 per basic and diluted share, in 2014.  Contract revenues from collaborations in 2015 were mainly comprised of $16.6 million from the amortization of the $30.0 million upfront payment from BMS and upfront payments received from other collaborators. Contract revenues from collaborations in 2014 were comprised of non-refundable payments from AZ as a result of its continued development of R256 in asthma.

As of December 31, 2015, Rigel had cash, cash equivalents and short-term investments of $126.3 million, compared to $143.2 million as of December 31, 2014. Rigel expects this amount to be sufficient to fund operations into the third quarter of 2017.

Conference Call and Webcast Today at 5:00PM Eastern Time

Rigel will hold a live conference call and webcast today at 5:00pm Eastern Time (2:00pm Pacific Time).

Participants can access the live conference call by dialing 855-892-1489 (domestic) or 720-634-2939 (international) and using the Conference ID number 54348262.  The conference call will also be webcast live and can be accessed from Rigel’s website at www.rigel.com.  The webcast will be archived and available for replay for 30 days after the call via the Rigel website.

About Rigel

Rigel Pharmaceuticals, Inc. is a clinical-stage biotechnology company dedicated to the discovery and development of novel, targeted drugs in the therapeutic areas of immunology, oncology and immuno-oncology. Rigel’s pioneering research focuses on signaling pathways that are critical to disease mechanisms. The company’s current clinical programs include fostamatinib, an oral spleen tyrosine kinase (SYK) inhibitor, which is in Phase 3 clinical trials for ITP; a Phase 2 clinical trial for autoimmune hemolytic anemia (AIHA); and a Phase 2 clinical trial for IgA nephropathy (IgAN). In addition, Rigel has two oncology product candidates in Phase 1 development with partners BerGenBio AS and Daiichi Sankyo.

This release contains forward-looking statements relating to, among other things, the progress, timely execution and timing of reporting topline data of Phase 3 clinical studies with fostamatinib in ITP, the Phase 2 clinical study of fostamatinib in AIHA; the Phase 2 clinical study with fostamatinib in IgAN, the management and advancement of Rigel’s other clinical programs; Rigel’s belief that fostamatinib may be an attractive alternative for patients with ITP; Rigel’s ability to successfully prepare for potential commercial launch of its product candidates; the timing, amount and sufficiency of Rigel’s cash, cash equivalents, and short-term investments; Rigel’s ability to extend the value of Rigel’s pipeline into fields that are beyond its therapeutic focus; the evaluation of fostamatinib and Rigel’s other product candidates for new treatment indications; and Rigel’s product pipeline and development programs.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “will,” “may,” “expect,” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based on Rigel’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, the availability of resources to develop Rigel’s product candidates, Rigel’s need for additional capital in the future to sufficiently fund Rigel’s operations and research, the uncertain timing of completion of and the success of clinical trials, market competition, risks associated with and Rigel’s dependence on Rigel’s corporate partnerships, as well as other risks detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the three months ended September 30, 2015. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Rivily, Inc.
Phone: 650.430.3777
Email: susan@rivily.com

RIGEL PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(unaudited)

Revenues:
Contract revenues from collaborations	$8,537	$8,250	$28,895	$8,250

Costs and expenses:
Research and development (see Note A)	16,563	14,613	62,825	67,696
General and administrative (see Note A)	4,721	6,703	17,813	22,501
Loss on sublease	—	9,302	—	9,302
Total costs and expenses	21,284	30,618	80,638	99,499
Loss from operations	(12,747)	(22,368)	(51,743)	(91,249)
Interest income	60	44	222	243
Gain on disposal of assets	—	52	57	98
Net loss	$(12,687)	$(22,272)	$(51,464)	$(90,908)

Net loss per share, basic and diluted	$(0.14)	$(0.25)	$(0.58)	$(1.04)

Weighted-average shares used in computing net loss per share, basic and diluted	89,038	87,793	88,434	87,662

Note A

Stock-based compensation expense included in:
Research and development	$918	$1,020	$4,100	$4,674
General and administrative	707	2,191	3,303	5,113
	$1,625	$3,211	$7,403	$9,787

SUMMARY BALANCE SHEET DATA

(in thousands)

	December 31,	December 31,
	2015	2014

Cash, cash equivalents and short-term investments	$126,276	$143,159
Total assets	131,747	154,135
Stockholders’ equity	91,381	128,246